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                                                                    EXHIBIT 11.2
                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                    COMPUTATION OF LOSS PER CLASS 1 INTEREST
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)


                                                              THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                           --------------------------------    --------------------------------
                                                                1996              1997             1996              1997
                                                           --------------    --------------    --------------    --------------
NET LOSS APPLICABLE TO CLASS 1 INTERESTS:

Net loss.................................................   $      9,840      $     47,926      $     17,503      $     83,854

Preferred dividend requirement...........................            839             1,316               839             3,607
                                                           --------------    --------------    --------------    --------------

Net loss applicable to class 1 interests.................   $     10,679      $     49,242      $     18,342      $     87,461
                                                           ==============    ==============    ==============    ==============

AVERAGE NUMBER OF CLASS 1 INTERESTS:

Average number of Class 1 Interests outstanding..........    119,962,650       124,627,234       118,729,176       123,625,227

Fully diluted adjustments (2):
     Subscribed but unissued Class 1 Interests...........        873,375         1,532,967         1,536,024           770,716

     Assumed exercise of options and warrants............      4,484,259        11,266,689         2,843,367        10,425,446

     Assumed conversion of Series A Class 2 Interest.....        427,859           911,951           226,359           869,544
                                                           --------------    --------------    --------------    --------------

Average number of Class 1 Interests assumed to be
     outstanding, assuming full dilution.................    125,748,143       138,338,841       123,334,926       135,690,933
                                                           ==============    ==============    ==============    ==============

NET LOSS PER CLASS 1 INTEREST:

Primary (1)..............................................   $       0.09      $       0.40      $       0.15      $       0.71

Fully diluted (2)........................................   $       0.08      $       0.35      $       0.14      $       0.62
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(1)    The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of primary loss per Class 1 Interest.

(2)    The assumed exercise of options, warrants, and conversion of Series A
       Class 2 Interests are anti-dilutive but are included in the calculation of fully diluted loss per Class 1 Interest in accordance with Regulation
       S-K, Item 601 (a) (11).

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